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                                                                     EXHIBIT 5.2

                                November 13, 2000

Redback Networks Inc.
1195 Borregas Avenue
Sunnyvale, California
94089

Dear Sirs/Mesdames:


                              REDBACK NETWORKS INC.

     We have acted as Canadian counsel to you in connection with the arrangement pursuant to section 192 of the CANADA BUSINESS CORPORATIONS ACT contemplated by the Arrangement Agreement dated as of July 30, 2000 among Redback Networks Inc. ("Redback"), 610381 B.C. Inc. and Abatis Systems Corporation ("Abatis"), as described in the Registration Statement (the "Registration Statement") of Redback on Form S-3 filed with the Securities and Exchange Commission on 13, 2000 under the SECURITIES ACT OF 1933, as amended (the "Securities Act").

       We have examined such statutes, regulations, corporate documents, records, certificates, opinions and instruments and have made such investigations as we have deemed necessary or advisable in connection with the opinions hereafter expressed.

     Subject to the qualifications set out therein, the summary set out in the Registration Statement under the heading "INCOME TAX CONSIDERATIONS FOR HOLDERS OF EXCHANGEABLE SHARES - CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" accurately describes the principal income tax consequences under the INCOME TAX ACT (Canada), including the regulations thereunder, in force as of November 13, 2000 (collectively the "Canadian Tax Act"), our understanding of the published administrative policies of the Canada Customs and Revenue Agency as of November 13, 2000, and all specific proposals to amend the Canadian Tax Act publicly announced by the Minister of Finance of Canada prior to November 13, 2000, applicable to holders of exchangeable shares of 610381 B.C. Inc. who at all relevant times hold such shares as capital property for purposes of the INCOME TAX ACT (Canada), and who deal at arm's length, and are not and will not be affiliated, with Abatis, Redback and 610381 B.C. Inc.

       This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

       We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and in any amendment or supplement thereto. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,
/s/ FRASER MILNER CASGRAIN